Exhibit 8.1

March 19, 2014

Pro-Dex, Inc.

2361 McGaw Avenue
Irvine, California 92614

Ladies and Gentlemen:

We have acted as counsel to Pro-Dex, Inc., a Colorado corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (Registration No. 333-192906) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (i) subscription rights of the Company (the “Rights”), and (ii) shares of common stock of the Company (the “Common Stock”), in each case referred to therein, and in connection with the distribution by the Company to record holders of its Common Stock of the Rights to purchase Common Stock (the “Rights Offering”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, with your permission, that (i) the Rights Offering will be consummated as described in the Registration Statement and (ii) the statements concerning the terms of the Rights Offering set forth in the Registration Statement are, and will remain, true, complete and correct at all times up to and including the consummation of the Rights Offering.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Rights Offering after the date of effectiveness of the Registration Statement, or any inaccuracy in the statements, facts and assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any

March 19, 2014

such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Rights Offering or (ii) the tax consequences of the Rights Offering under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are admitted to practice in the State of California, and we express no opinion as to matters governed by any laws other than the Federal laws of the United States of America.

Based on the foregoing and subject to the qualifications set forth herein, we hereby confirm that each portion of the discussion under the caption “Certain Material U.S. Federal Income Tax Consequences” in the Registration Statement that is referred to as the opinion of Rutan & Tucker, LLP constitutes our opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons who are “experts” within the meaning of Section 11 of the Securities Act or whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Rutan & Tucker, LLP

RUTAN & TUCKER, LLP